Exhibit 99.1

Newpark Resources Names New Chief Financial Officer and New Chief Administration Officer

          METAIRIE, La., Sept. 20 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) announced today that James E. Braun, age 47, has been named Vice President and Chief Financial Officer, effective October 11, 2006.  Additionally, Mark J. Airola, age 47, has been named to a newly created position -- General Counsel and Chief Administrative Officer -- effective October 2, 2006.  Eric Wingerter will relinquish the position of Acting Chief Financial Officer and remain Newpark’s Vice President and Chief Accounting Officer.

          Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are extremely pleased to welcome both Jim and Mark to our senior leadership team and look forward to benefiting from their broad experience in their respective fields.  They bring not only technical skills and expertise to their positions but also strong leadership experience.  Eric has done a tremendous job as acting CFO and I am pleased he will continue in his role as our Chief Accounting Officer.

          “Jim brings 25 years of professional financial experience to Newpark and has a career that has been well balanced between 12 years of public accounting and 13 years of public company senior management experience.  Jim’s expertise has been focused on strategic leadership, international knowledge and Sarbanes-Oxley compliance, having led large worldwide finance and IT organizations in implementing greater transparency along with strong internal controls.

          “Mark brings to us over 20 years of professional legal experience, primarily with public companies, including senior litigation counsel in the areas of environmental regulation and compliance, general counsel and compliance experience, as well as commercial litigation management.  With the changes in our executive leadership team essentially complete, our task now is to position the company for future growth, and Jim and Mark will be an important part of that process as we move forward.”

          Additional Biographical Information

          Before joining Newpark, Mr. Braun served in several management positions at Baker Hughes Incorporated.  Most recently, since 2002 he was Vice President, Finance of Baker Oil Tools, one of the largest divisions of Baker Hughes, where his responsibilities included financial management of a global oilfield service business and serving as a member of the Leadership Team responsible for the strategic direction of the company.  From 1998 until 2002, Mr. Braun was Vice President, Finance and Administration of Baker Petrolite, the oilfield specialty chemical business division of Baker Hughes, also serving on the Leadership Team.  Previously, he served as Vice President and Controller of Baker Hughes Incorporated, and he was with Deloitte & Touche for 12 years, where his focus was on the oilfield service industry.  Mr. Braun is a Certified Public Accountant and received a BS in Accounting from the University of Illinois.

          Mr. Airola has practiced law for 22 years, primarily with large, publicly traded companies.  Most recently, Mr. Airola was Assistant General Counsel and Chief Compliance Officer for BJ Services Company, serving as an executive officer since 2003.  From 1988 to 1995, he held the position of Senior Litigation Counsel at Cooper Industries, Inc. with initial responsibility for managing environmental regulatory matters and litigation and subsequently managing the company’s commercial litigation.  He received his JD from the University of Houston Law Center and a combined bachelor’s degree in accounting and finance from Baylor University.

          The terms of the employment agreement with Mr. Braun and Mr. Airola include, among other provisions, an inducement award of 100,000 time-restricted shares, which will vest ratably over three years.  The grant of these inducement awards has been approved by the independent Compensation Committee of Newpark’s Board of Directors and is exempt from the shareholder approval requirements of the New York Stock Exchange.

          Newpark Resources, Inc. is a worldwide provider of drilling fluids, environmental waste treatment solutions, and temporary worksites and access roads for oilfield and other commercial markets.  For more information, visit our website at http://www.newpark.com .

          Forward-looking Statements

          This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements.  Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.  Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its latest Annual Report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, the results of the internal investigation into accounting matters by Newpark’s Audit Committee; the successful redemption of Newpark’s 8 5/8% Senior Subordinated Notes using proceeds from its new Term Loan Facility; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.  Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at http://www.sec.gov , as well as through our website at http://www.newpark.com .

Contacts:	Eric Wingerter, Acting CFO
Newpark Resources, Inc.
504-838-8222

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600

SOURCE  Newpark Resources, Inc.
          -0-                                        09/20/2006
          /CONTACT:  Eric Wingerter, Acting CFO of Newpark Resources, Inc.,
+1-504-838-8222; or Ken Dennard, Managing Partner of Dennard Rupp Gray & Easterly, LLC, +1-713-529-6600, or ksdennard@drg-e.com , for Newpark Resources, Inc./
          /FCMN Contact: ksdennard@drg-e.com /
          /Web site: http://www.newpark.com /
          (NR)